Exhibit 99.1
Gap Inc. Appoints Jody Gerson to Board of Directors
SAN FRANCISCO — September 15, 2025 at 1:15 pm PT — Gap Inc. (NYSE: GAP) today announced the appointment of Jody Gerson, Chairman and CEO of Universal Music Publishing Group (UMPG), to the company’s Board of Directors, effective immediately.
A trailblazer in global music and entertainment, Gerson brings more than three decades of leadership at the forefront of culture, where she has championed creativity, inclusion, and innovation. As the first female CEO of a major music publisher and the first woman to chair a global music company, she has transformed UMPG into a creative powerhouse for songwriters and artists worldwide.
“Jody is a cultural force in her own right,” said Richard Dickson, President and CEO of Gap Inc. “Her insights into fashiontainment – our platform at the intersection of fashion, music and celebrity – are unmatched. At Gap Inc., we’ve always believed that style is a form of storytelling, and Jody’s ability to amplify voices and shape cultural moments will be invaluable as we continue redefining what it means to be an iconic, purpose-led house of brands.”
“Jody’s ability to connect culture and commerce is exactly what makes her such a dynamic leader,” said Mayo A. Shattuck III, Chair of the Board, Gap Inc. “Her vision and creativity will help us strengthen our brands’ resonance with the next generation of consumers.”
Since joining UMPG in 2015, Gerson has led the signing of globally influential artists including Adele, Harry Styles, Kendrick Lamar, SZA, and Coldplay, and spearheaded landmark acquisitions of the renowned Bob Dylan, Neil Diamond, and Sting catalogs. She also serves on the boards of the USC Annenberg Inclusion Initiative, the Rock & Roll Hall of Fame, Ancestry.com, Project Healthy Minds and the National Music Publishers Association, and is a co-founder of the nonprofit She Is The Music.
“Gap Inc. has long been a cultural icon, bridging fashion, music, and identity. I’m honored to join Gap Inc.’s Board of Directors and excited to bring my perspective and experience in the creative industries to the table. Equally, I’m energized to support Richard Dickson’s vision and draw inspiration from Gap’s remarkable renaissance as a brand that’s become synonymous with the culture of music,” said Gerson.
Gerson’s appointment comes on the heels of Gap’s viral success with music driven fashion campaigns, such as “Better in Denim” featuring the global pop group Katseye, which garnered over 400 million views, 8 billion impressions, and became the #1 TikTok search. Her expertise across industries is critical to the company’s long-term strategy and she will help reinforce the company’s commitment to maintaining a diverse and dynamic Board.

About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children available worldwide through company operated and franchise stores, and e-commerce sites. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet through its commitment to bridge gaps to create a better world. For more information, please visit www.gapinc.com.
Media Relations:
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